 AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUICK START HOLDINGS, INC.

(Pursuant to the provisions of Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Quick Start Holdings, Inc. (the “Corporation”) organized and existing under the laws of the State of Delaware, does hereby certify that:

A. The name of the Corporation is Quick Start Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 4, 2018.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, (the “DGCL”) and has been duly adopted by the written consent of the Corporation’s Board of Directors in accordance with Section 141(f) of the DGCL and by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the state of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation shall be amended and restated in its entirety to read in full as follows:

1. Name. The name of the corporation is Quick Start Holdings, Inc., (the "Corporation").

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 16192 Coastal Highway, Lewes Delaware, 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

3. Purpose and Powers. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL") and the Corporation shall have perpetual existence.

4. Business Combinations. The Corporation elects not to be governed by the provisions of Section 203 of the DGCL.

5. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

6. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is: One Billion Five Million, (1,005,000,000) of which One Billion (1,000,000,000) shares are designated as common stock at $.001 par value, (the "Common Stock"), and Five Million (5,000,000) shares are designated as preferred stock, at $.001 par value, (the "Preferred Stock").

7. Preferred Stock. The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the DGCL upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment.

8. Authorization of Board of Directors to Convert Outstanding Preferred Stock. For any class or series of Preferred Stock having issued and outstanding shares, the Board of Directors is duly authorized through resolution adopted by the Board of Directors and by the vote of the majority of the outstanding shares of stock entitled to vote thereon to convert the outstanding preferred shares into the Corporation’s common stock. If any class or series of preferred stock has authorized but unissued shares, the Board of Directors is duly authorized to cancel the class or series.

9. Consent For Actions Taken by Director(s) Without Meeting. Any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee pursuant to Section 141(f) of the DGCL.

10. Mandatory Conversion of Issued and Outstanding Preferred Stock. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”) and without further notice, the class of preferred stock consisting of Convertible Series A and Convertible Series B Preferred shares will be deleted in its entirety. Pursuant to Section 151(f) of the DGCL, each share of the Convertible Preferred Series A Stock issued and outstanding immediately prior to the filing of this Restated Certificate shall be automatically converted without any action on the part of the holder thereof into One and Twenty-Five Hundredths (1.25) fully paid and non-assessable shares of Common Stock. Each share of the Convertible Series B Stock issued and outstanding immediately prior to the filing of this Restated Certificate shall be automatically converted without any action on the part of the holder thereof into Ten (10) fully paid and non-assessable shares of Common Stock. Any person or entity holding preferred Convertible Series A or Convertible Series B shares shall be deemed to have notice of the provisions of this Article.

11. Rights of Holders of Authorized, Issued and Outstanding Preferred Stock. Upon conversion thereof in accordance with Section 10, all shares of the Corporation’s Convertible Series A Preferred Stock and Corporation’s Convertible Series B Preferred Stock shall no longer be outstanding and shall cease to exist, and preferred shareholders shall cease to have any rights with respect to such shares of the Convertible Series A Preferred Stock and Corporation’s Convertible Series B Preferred Stock.

12. Status of Converted Preferred Stock. The Convertible Series A Preferred Stock and Corporation’s Convertible Series B Preferred Stock converted pursuant to Section 10 shall be cancelled and removed from the status of authorized but unissued Preferred Stock.

13. Status of Authorized and Unissued Preferred Stock of Convertible Series A and Convertible Series B. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”) and without further notice, authorized and unissued shares of Convertible Series A and Convertible Series B Preferred Stock, if any shall be cancelled.

14. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred, the Corporation will take such corporate action as may, in the opinion of its board of directors, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

15. Voting Rights of the Holders of Common Stock. Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings or consent for actions by stockholders taken without meeting for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

16. Special Meetings of Stockholders. Special meetings of the stockholders may be called by the majority of the Board of Directors, the President, Chief Executive Officer or the Secretary of the Corporation and may not be called by any other person.

17. Consent For Actions By Stockholders Taken Without Meeting. Any action required or permitted to be taken at a special meeting of the stockholders may be taken without a meeting and without notice given if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power pursuant to Section 228 of the DGCL.

18. Forum Selection: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article.

19. Indemnification. Each person who is or was made a party or is threatened to be made a party to, or is or was involved (including, without limitation, involvement as a witness) in, any action, suit or proceeding, whether civil (including, without limitation, arbitral), criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, employee, agent or trustee of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise (including, without limitation, a direct or indirect subsidiary of the Corporation and an employee benefit plan of the Corporation or any of its subsidiaries), whether the basis of such proceeding is alleged action or inaction in an official capacity as an officer or director or in any other capacity while so serving, shall be indemnified by the Corporation for and held harmless by the Corporation from and against, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the DGCL prior to such amendment permitted the Corporation to provide), all expenses, liabilities and losses actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

20. Bylaw Provisions. The Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Corporation’s Bylaws. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. The Corporation’s Bylaws may also be adopted, repealed, altered, amended or rescinded by the majority vote of shareholders.

21. Amendments. The Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in, to add any provision to, and/or to restate, these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed or permitted by the DGCL, and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, directors and/or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form and/or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers on this 22nd day of October, 2018.

QUICK START HOLDINGS, INC.

/s/ Paul Moody

By: Paul Moody, its CEO and Director

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUICK START HOLDINGS, INC.

QUICK START HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 228 and 242 thereof, does hereby certify:

FIRST: The name of the corporation is Quick Start Holdings, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The original Certificate of Incorporation of Quick Start Holdings, Inc. was filed with the Secretary of State of the State of Delaware on September 4, 2018 (the “Original Certificate of Incorporation”). An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 22, 2018 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Correction was filed with the Secretary of State of the State of Delaware on October 25, 2018 (the “Certificate of Correction” and, together with the Original Certificate of Incorporation and the Amended and Restated Certificate of Incorporation, the “Certificate of Incorporation”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Certificate of Incorporation.

THIRD: Pursuant to the unanimous written consent of the Board of Directors of the Corporation in accordance with Section 141(f) of the DGCL, resolutions were adopted setting forth a proposed amendment to Article 18 of the Certificate of Incorporation, declaring said amendment to be advisable and requested the consent of the vote of stockholders having the minimum number of votes that would be necessary to take such action at a meeting for consideration thereof in accordance with Section 228 of the DGCL.

FOURTH: Article 18 of the Certificate of Incorporation shall be amended as follows:

“18. Forum Selection: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article. The provisions of this Article do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, and the respective rules and regulations thereunder.”

FIFTH: That thereafter, pursuant to the resolution of the Corporation’s Board of Directors, written consent by the requisite vote by the majority stockholders entitled to vote in lieu of a meeting in accordance with Section 228 of the DGCL voted in favor of the amendment.

SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed this 19th day of February 2019.

By: /s/ Paul Moody

Paul Moody, President